UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2009

NEXTWAVE WIRELESS INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51958	20-5361360
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

13050 Science Center Drive, Suite 210 San Diego, California 92121
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:(858) 480-3100

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Election of New Director.

On November 11, 2009, the Board of Directors (the “Board”) of NextWave Wireless Inc. (the “Company”) elected Carl Vogel to the Board to fill an existing vacancy. Mr. Vogel will serve as a Class II Director with a term expiring at the Company’s 2011 Annual Meeting of Stockholders. A copy of the Company’s press release announcing the appointment of Mr. Vogel is attached hereto as Exhibit 99.1.

Mr. Vogel was nominated by Avenue Capital Management II, L.P. (“Avenue Capital”) pursuant to the director designation agreement entered into by the Company and Avenue Capital in connection with the Company’s Second Lien Notes financing in October 2008. Affiliates of Avenue Capital hold interests in the Company’s secured notes and Robert Symington, a Senior Portfolio Manager at Avenue Capital, is a member of the Board. Mr. Vogel is not affiliated with Avenue Capital and will not receive any compensation from Avenue Capital in connection with his service on the Board.

Mr. Vogel will receive the Company’s standard independent director compensation package consisting of $2,000 for each Board meeting attended in person, $1,000 for each telephonic Board meeting attended, and an annual retainer of $40,000 (which will be prorated for 2009). In addition, the Board granted to Mr. Vogel an option to purchase an aggregate of 2.5 million shares of the Company’s common stock pursuant to the Company’s 2005 Stock Incentive Plan. The option has an exercise price of $0.59 per share and will vest in 24 equal monthly installments.

It has not yet been determined whether Mr. Vogel will serve on any of the independent Committees of the Board. The Company will amend this Current Report on Form 8-K to disclose such information when it becomes available.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated November 12, 2009 titled “Carl Vogel Joins NextWave Wireless Board as Independent Director”.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2009

NEXTWAVE WIRELESS INC.

By:	/s/ Frank A. Cassou
Frank A. Cassou Executive Vice President and Chief Legal Counsel

3

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated November 12, 2009 titled “Carl Vogel Joins NextWave Wireless Board as Independent Director”.

4